EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (hereinafter, “this Agreement”) is made and entered into on this 21st day of June 2007 (the “Effective Date”), by and between CrossPoint Energy Company, a Nevada corporation, with its principal executive offices in Frisco, Texas (the “Company”), and Daniel F. Collins, an individual currently residing in Plano, Texas (“Employee”).

Background

A. The Company and Employee entered into an Employment Agreement (the “Employment Agreement”) effective November 27, 2006, which Employment Agreement has thereafter governed the terms and conditions of Employee’s employment with the Company.

B. The Company and Employee desire to rescind in its entirety the Employment Agreement and thereafter have Employee’s employment relationship with the Company be governed exclusively by the terms of this Agreement.

Terms and Conditions

In consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Termination. The Company will continue to employ Employee as its President and Chief Executive Officer until terminated as described below, performing such duties as may be assigned him by the Company’s Board of Directors (the “Board”) and Employee agrees to reasonably perform such duties through the Termination Date. Employee or the Board may terminate such employment by Employee delivering to Ross Welgehausen, the designated representative of the Board (“Welgehausen”), a written notice of termination (via email, US Mail or Federal Express) to the email and/or physical address provided to Employee by Welgehausen, or by Welgehausen, as the designated representative of the Board, delivering to Employee a written notice of termination (via email, US Mail or Federal Express) to the Employee’s official Company email address and/or the Company’s principal executive offices. Termination shall be effective on the 30th calendar day after the date such notice is given by Employee or Welgehausen, as applicable (“Termination Date”).

2. Employment Agreement. The parties hereby rescind the Employment Agreement as of the Effective Date of this Agreement and render it and all its terms and provisions null and void. From the Effective Date of this Agreement Employee’s terms and conditions of employment will be governed exclusively by the express terms set forth in the Agreement and none other.

3. Compensation and Benefits. For the term of this Agreement, Employee will continue to receive the same base salary as that to which he was entitled immediately prior to the Effective Date of this Agreement and will continue to receive the same employee welfare benefits as other employees of the Company.

4. Separation Benefit. Conditioned upon Employee’s:

(a) execution, on the Termination Date, of a Release in the form as set forth in the attached Exhibit A, and

(b) prior to the Termination Date, Employee’s reasonable assistance in transitioning a Board appointed successor, if any,

the Company will pay within ten (10) business days to Employee a Severance Payment in a lump sum amount equal to the following:

i. If the Termination Date occurs prior to July 31, 2007, one (1) month base salary at Employee’s then current salary less normal deductions for withholding, plus unused vacation pay.

ii. If the Termination Date is on or subsequent to July 31, 2007, and prior to August 31, 2007, two (2) month’s base salary at Employee’s then current salary less normal deductions for withholding, plus unused vacation pay.

iii. If the Termination Date is on or subsequent to August 31, 2007, three (3) month’s base salary at Employee’s then current salary less normal deductions for withholding, plus unused vacation pay.

In addition, if Employee satisfies the conditions set forth in this paragraph, the Company agrees to transfer all ownership and rights of the Company’s Employee’s Key Man Life Insurance Policy for Employee, to Employee.

5. Entirety and Amendments. This instrument and the instruments referred to herein embody the entire agreement between the parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

6. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Employee except in the case of the death of Employee.

7. Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas. The obligations and undertakings of each of the parties to this Agreement shall be performable in Dallas County, Texas, and each party agrees that if any action at law or in equity is necessary by the Company or Employee to enforce or interpret the terms of this Agreement, venue shall be in Dallas County, Texas, and the prevailing party in any such action shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

This Agreement is dated and effective as of the Effective Date.

CROSSPOINT ENERGY COMPANY

By: /s/ Ross Welgehausen	/s/ Daniel F. Collins
Ross Welgehausen	Daniel F. Collins
Authorized Member of the Board of Directors

Exhibit A

RELEASE

In consideration of the severance pay provided by CROSSPOINT ENERGY COMPANY (the "Company") to Daniel F. Collins ("Employee") upon Employee's execution of this Release, Employee releases, discharges, and forever holds the Company, and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, officers, directors, partners, employees, agents and/or representatives harmless from any and all claims, demands or suits, whether civil or criminal, at law or in equity, known or unknown, fixed or contingent, liquidated or unliquidated, arising or existing on or at any time prior to the execution of this Release. Such released claims include claims relating to or arising out of (i) Employee’s recruitment, hiring or employment with the Company, (ii) Employee’s separation from employment with the Company, and (iii) all claims, whether based in contract, tort or alleged violations of any statute, known or unknown, that have been asserted, or that could be asserted, by Employee against the Company, including but not limited to claims under any federal, state or local laws such as Title VII of the Civil Rights Act of 1964, as amended, the Texas Commission on Human Rights Act, age discrimination claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Family Medical Leave Act.

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Daniel F. Collins

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Date:____________________